Exhibit 21.1

As at December 31, 2001, Sideware Systems Inc. has nine wholly owned subsidiaries:

Sideware Corp.
3032650 Nova Scotia Company
Sideware International SRL
9050 Investments Ltd.
Evergreen International Technology Inc.
9123 Investments Ltd.
484117 B.C. Ltd.
JOT-IT! Software Corp.
and Doorchester 52613 Investments Ltd.

9050 Investments Ltd., Evergreen International Technology Inc., 9123 Investments Ltd., 484117 B.C. Ltd., JOT-IT! Software Corp., and Doorchester 52613 Investments Ltd. were all incorporated under the laws of the Province of British Columbia. None of those companies carries on active business or has any material assets.

In addition, Sideware Systems Inc. owns a majority interest in Chalk.Com Network (Holding) Corp., the parent company of the Chalk Group. Subsidiaries of Chalk.com Network
(Holding) Corp. are as follows:

Chalk.com Network Corporation
Chalk Productions Incorporated
Chalk Holdings Inc.
New Century Digital Broadcasting Corporation

Chalk.Com Network (Holding) Corp. and Chalk.com Network
Corporation were incorporated in Delaware, USA.  Chalk
Productions Incorporated and New Century Digital Broadcasting
Corporation were incorporated in British Columbia, Canada.
Chalk Holdings Inc. was incorporated in Canada.